                                                                    Exhibit 11.0



                              FLIR SYSTEMS, INC.

                     COMPUTATION OF NET EARNINGS PER SHARE
                     (In thousands except per share data)
                                  (Unaudited)


                                                           Three Months Ended
                                                                March 31,
                                                         -----------------------
                                                             1997        1996
                                                         ----------   ----------
Net earnings ................................              $   91        $   56
                                                           ======        ======
Weighted average number of common shares
 outstanding ................................               5,424         5,299

Assumed exercise of stock options net of
 share assumed reacquired under the treasury
 stock method ...............................                 324           216
                                                           ------        ------
                                                            5,748         5,515
                                                           ======        ======
Earnings per share ..........................              $ 0.02        $ 0.01
                                                           ======        ======

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